EXHIBIT 99.1
Las Vegas Sands Corp. Reports Record Fourth Quarter and Full Year 2005 Results
LAS VEGAS, February 14, 2006 /PR Newswire-FirstCall/ — Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the fourth quarter and full year ended December 31, 2005.
Financial Highlights:
•	Record 2005 net revenues of $1.74 billion, an increase of 45.4% over the prior year.

•	Record consolidated adjusted property EBITDAR of $190.5 million in the fourth quarter and $665.3 million for the full year 2005.

•	Record fourth quarter and full year 2005 adjusted property EBITDAR at The Venetian of $84.1 million and $305.6 million, respectively.

•	Record adjusted property EBITDAR at The Sands Macao of $102.8 million in the fourth quarter and $341.7 million for the full year 2005.
On a GAAP basis, consolidated operating income was $141.5 million for the fourth quarter of 2005 and $489.5 million for the full year 2005. Operating income at The Venetian was $61.9 million for the fourth quarter of 2005 and $224.7 million for 2005. Operating income at The Sands Macao was $93.3 million for the fourth quarter of 2005 and $310.8 million for the full year 2005.
“2005 was another remarkable year for our company,” began William P. Weidner, President and COO. “We delivered record results at both our Las Vegas and Macao properties, executed on a series of growth initiatives to enhance our competitive position, completed a strategic refinancing and entered the market to secure a $2.5 billion credit facility to support our development plans in Macao as we lead the historic effort to create Asia’s Las VegasTM.”
Company-Wide Operating Results
Net revenue for the fourth quarter of 2005 increased 44.0% to a record $500.7 million compared to $347.6 million in the prior year’s quarter. Adjusted net income for the fourth quarter of 2005 improved to $118.1 million, or adjusted earnings per diluted share of $0.33, versus adjusted net income of $63.6 million, or adjusted earnings per diluted share of $0.19 in the fourth quarter of 2004. (*) Adjusted net income and adjusted earnings per diluted share in the fourth quarter of 2005 exclude gain on disposal of assets, pre-opening expense, development expense, and litigation settlements. Adjusted net income and adjusted earnings per diluted share in the fourth quarter of 2004 exclude loss on disposal of assets, pre-opening expense and development expense, and include a pro-forma provision for income taxes calculated as if the company had been a tax-paying entity in 2004. On a GAAP basis, net income in the fourth quarter of 2005 was $110.0 million, or $0.31 per diluted share compared to $69.3 million, or $0.21 per diluted share in the fourth quarter of 2004.
Consolidated adjusted property EBITDAR in the fourth quarter of 2005 came in at $190.5 million, an increase of 53.5% compared to $124.1 million in the year-ago quarter. Operating income improved significantly to $141.5 million versus $89.5 million in the fourth quarter of 2004.
Full year 2005 net revenue increased 45.4% to $1.74 billion compared to $1.20 billion in 2004. Adjusted net income in 2005 was $412.0 million, while adjusted earnings per diluted share was $1.16. This compares to adjusted net income of $210.5 million, or adjusted earnings per diluted share of $0.64 in 2004. (*) Adjusted net income and adjusted earnings per diluted share in 2005 exclude loss on disposal of assets, pre-opening expense, development expense, litigation settlements, and loss on early retirement of debt. Adjusted net income and adjusted earnings per diluted share in 2004 exclude a gain from the sale of the Grand Canal Shops mall, loss on disposal of assets, pre-opening expense, development expense, non-recurring corporate expenses and loss on early retirement of debt, and include a pro-forma provision for income taxes calculated as if the company had been a tax-paying entity in 2004. On a GAAP basis, net income in 2005 was $283.7 million, or $0.80 per diluted share compared to full year net income of $495.2 million, or $1.52 per diluted share in 2004. The 2004 results include a gain on the sale of the Grand Canal Shops mall of $417.6 million, as well as $63.2 million in non-recurring incentive expenses related to the Phase II mall sale.
Consolidated adjusted property EBITDAR in 2005 reached $665.3 million compared to $474.3 million in 2004. Operating income decreased 20.9% to $489.5 million in 2005 versus $618.5 million in 2004. Our 2004 operating income benefited from the previously mentioned gain on the sale of the Grand Canal Shops mall.
Weidner added, “Our operating teams continue to perform at the highest level, establishing a superior platform for growth. In fact, we closed a record year with a record fourth quarter, including consolidated adjusted property EBITDAR of $190.5 million, reflecting solid performances at both The Venetian and The Sands Macao.”
Las Vegas Fourth Quarter Operating Results
In the fourth quarter of 2005, table games drop increased 17.6% to $320.4 million versus $272.5 million in the 2004 period. Slot machine handle (volume) declined 6.2% to $523.0 million versus $557.6 million a year ago, reflecting an increase in mass slot handle ($1 denominated and below), which was offset by a decrease in high end slot handle ($5 denominated and above). Casino revenues were $105.1 million in the fourth quarter of 2005 compared to $72.4 million a year ago, reflecting an increase of 45.3%. Table games win percentage (calculated before discounts) was 26.4% in the 2005 quarter compared to 16.1% in the fourth quarter of last year. This compares to our expected range of 20.0 to 21.0%.

The Venetian’s average daily rate (ADR) was $222 during the fourth quarter of 2005 and 2004. The Venetian’s occupancy of available guestrooms was 96.5% during the fourth quarter of 2005, which compares to 93.2% during the prior year period, generating revenue per available room (REVPAR) of $214 in the 2005 period, an increase of 3.4% versus $207 in the 2004 period. Hotel revenues were $78.7 million during the fourth quarter of 2005 compared to $75.5 million a year ago.
Food and beverage revenues were $32.3 million in the fourth quarter of 2005 compared to $21.4 million in the 2004 period. Retail and other operating revenues were $11.1 million compared to $9.8 million last year.
Operating income for The Venetian during the fourth quarter of 2005 improved to $61.9 million versus $38.3 million in the 2004 period.
The Sands Expo and Convention Center generated $17.1 million of net revenues and $2.7 million of operating income in the fourth quarter of 2005 compared to net revenues of $11.2 million and operating income of $1.7 million in the 2004 period.
In the fourth quarter of 2005, the company reported adjusted property EBITDAR of $87.7 million from its Las Vegas operations, consisting of $84.1 million from The Venetian and $3.6 million from The Sands Expo and Convention Center. This compares to $56.7 million of EBITDAR from Las Vegas operations for the fourth quarter of 2004 ($54.1 million from The Venetian and $2.6 million from The Sands Expo and Convention Center), an increase of 54.6%.
“We are seeing the benefits of our targeted capital investments at The Venetian,” noted Weidner. “Indeed, the recent addition of 450,000 square feet of carpeted meeting space is fueling increases in group business and related food and beverage revenues. Additionally, our new Blue Man Group theater and Tao restaurant/night club attractions are driving incremental visitations to the property. Looking ahead, our new Poker Room will be opening this spring and a new Phantom of the Opera theater is slated to open this summer.”
Macao Fourth Quarter Operating Results
The Sands Macao reported record adjusted property EBITDAR of $102.8 million for the fourth quarter of 2005 compared to $67.3 million in the fourth quarter of last year. Fourth quarter 2005 Rolling Chip volume was $3.94 billion, up from $3.20 billion in the third quarter of 2005, $1.99 billion in the second quarter of 2005 and $855.7 million in the first quarter of 2005, when Rolling Chip play was actively introduced at The Sands Macao. Table games drop (the Non-Rolling Chip segment) was $1.04 billion in the fourth quarter of 2005, reflecting a year-over-year increase of 14.2% versus $909.6 million in the fourth quarter of 2004.
Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.4% in the fourth quarter of 2005, while Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 18.0%. These results compare to our expected Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.5% to 2.8% and

Non-Rolling Chip table games win percentage of 16.5% to 17.5%. Slot handle (volume) for the fourth quarter of 2005 was $223.8 million, representing a 73.0% increase versus $129.4 million in the fourth quarter of 2004.
Fourth quarter casino revenues increased 61.3% to $270.0 million versus $167.4 million in the 2004 period. Operating income was $93.3 million, an increase of 56.7% compared to $59.6 million last year. The substantial increases in revenues and operating income primarily reflect the strength of the company’s Rolling Chip business, which was actively introduced in the first quarter of 2005, as well as continued growth in its Non-Rolling Chip table games and slot businesses.
Weidner stated, “We are continuing to make progress in Macao at all levels. At The Sands Macao, we are strengthening our competitive position in the VIP market, and at the same time, we are experiencing strong growth in our Non-Rolling Chip and slot businesses.” Weidner added: “We’ve just recently opened the new Level of Fortune gaming area at the Sands Macao adding more mass gaming capacity and we are on track for a May 2006 opening of an expansion to the Sands’ Paiza Club which will add additional high end tables. The remainder of the ongoing Sands Macao expansion will open in August 2006. When the expansion is complete, the Sands Macao will have approximately 630 tables and 1,100 slot machines.”
Other Factors Affecting Earnings
Interest expense, net of amounts capitalized, was $20.6 million for the fourth quarter of 2005, of which $17.5 million was related to The Venetian, $0.9 million was related to The Sands Macao and $2.2 million was related to The Sands Expo and Convention Center, as compared to net interest expense of $38.3 million during the fourth quarter of 2004. Full year 2005 interest expense, net of amounts capitalized, was $96.3 million, of which $70.8 million was related to The Venetian, $4.7 million was related to The Sands Macao, $8.1 million was related to The Sands Expo and Convention Center and $12.7 million was related to litigation settlements. The decline in both periods is the result of the company’s strategic decision to retire $850.0 million of 11% Mortgage Notes, which were replaced with a combination of senior notes bearing interest at a rate of 6.375% and lower cost bank debt during the first quarter of 2005. Interest expense also declined as a result of the company’s redemption of $120.0 million of floating rate notes secured by assets at The Sands Macao during the second quarter of 2005. Capitalized interest was $7.2 million during the fourth quarter of 2005 compared to $1.9 million during the fourth quarter of 2004. For the full year, capitalized interest was $22.7 million versus $4.6 million in 2004.
Depreciation and amortization expense was $26.5 million for the fourth quarter of 2005 and $95.3 million for full year 2005. This compares to depreciation and amortization expense of $17.7 million for the fourth quarter of 2004 and $69.4 million for full year 2004.

Development expenses relating to the company’s efforts in Macao, the United Kingdom, Singapore, Pennsylvania and other projects were $5.6 million in the fourth quarter of 2005 and $22.2 million for the full year, which compares to $7.6 million in the fourth quarter of 2004 and $14.9 million for full year 2004.
The effective tax rates for the fourth quarters of 2005 and 2004 and the years ended December 31, 2005 and 2004 are lower than the federal statutory rate due primarily to a zero effective tax rate on our Macao net income as a result of an income tax holiday through 2008.
Balance Sheet Items
Unrestricted cash balances at December 31, 2005 stood at $456.8 million while restricted cash balances were $642.9 million. Of the restricted cash balances, $571.1 million is restricted for construction of The Palazzo Hotel Resort Casino, the company’s second hotel casino resort property in Las Vegas.
As of December 31, 2005, total debt outstanding, including the current portion, was $1.63 billion.
Capital Expenditures
Capital expenditures during the fourth quarter of 2005 totaled $289.6 million. This includes $56.1 million for improvements and maintenance capital expenditures at The Venetian in Las Vegas, $158.3 million for construction and development activities in Macao, and $75.2 million for construction and development activities at The Palazzo Casino Resort. Full year capital expenditures totaled $871.8 million in 2005, consisting of $148.6 million for improvements and maintenance capital expenditures at The Venetian in Las Vegas, $389.4 million for construction and development activities in Macao, and $333.8 million for construction and development activities at The Palazzo Casino Resort.
Weidner concluded, “While we continue to deliver exceptional financial results, the opportunities that lie ahead are significant and broad-based. Strategically, we have established a strong global platform, including a well-defined road map for growth in both Las Vegas and the burgeoning Asian marketplace, as well as other markets worldwide.
“We are particularly pleased with the progress we are making in developing ‘Asia’s Las Vegas’ on the Cotai Strip™. Importantly, we have reached agreements with a prestigious group of hotel operators who will participate with us in this historic opportunity. Thus far, our hotel partners include Shangri-La Hotels and Resorts, the Four Seasons Resort and Hotels and a major Asian hotel group. Construction of the Venetian Macao remains on track for a summer 2007 opening. We have also secured numerous tradeshow expressions of interest for our Venetian Macao convention and meeting facility and have made significant progress in the leasing of our Macao shopping malls.

Looking further ahead, we are highly enthusiastic about our strategy to master plan a leisure and convention destination resort on Hengqin Island, which will complement our entertainment developments just one mile away on the Cotai Strip. We have begun initial master plan design activities and look forward to bringing another important dimension of travel and tourism to the region over the long-term.” Our Hengqin Island plans remain subject to numerous conditions, including further government approvals.
Conference Call Information
The company will hold a conference call to discuss the company’s results on Tuesday, February 14, 2006 at 1:30 p.m. PST (4:30 p.m. EST). Interested parties are invited to join the call by dialing (866) 713-8307 and using the access code 48266089. International callers, please dial (617) 597-5307, and use the same access code. The conference call will also be available through a live audio webcast at www.lasvegassands.com (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 44717766 from February 14, 2006 at approximately 6:30 p.m. PST (9:30 p.m. EST) through February 24, 2006.
Forward-looking Statements
This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.
(*) See the accompanying tables and footnotes, which reconcile net income to adjusted net income, reconcile net income and operating income (loss) to EBITDA and adjusted property EBITDAR, reconcile earnings per share to adjusted earnings per share and show the effect of tax adjustments on 2004 adjusted pro forma net income. See also Note 1 following the tables at the end of this release.
(1) Adjusted net income (and adjusted earnings per share) is presented solely as a supplemental disclosure because management believes that it is (1) a widely used measure of performance, and (2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with GAAP. Reconciliations of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share are included in the financial schedules accompanying this release.
Contacts:
Investors:     Scott D. Henry, Chief Financial Officer, (702) 733-5502
Media:          Ron Reese, Executive Director of Communications, (702) 414-3607

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Casino	$375,096	$239,778	$1,250,090	$708,564
Rooms	80,327	75,829	323,560	312,003
Food and beverage	40,527	29,022	147,510	121,566
Grand Canal Shops	—	—	—	15,977
Retail	2,690	2,061	10,160	9,068
Other	25,161	20,022	92,905	91,392

	523,801	366,712	1,824,225	1,258,570
Less — Promotional allowances	(23,126)	(19,135)	(83,313)	(61,514)

	500,675	347,577	1,740,912	1,197,056

Operating Costs and Expenses:
Casino-Hotel operations	310,161	223,502	1,075,616	716,278
Grand Canal Shops operations	—	—	—	6,490
Rental expense	3,755	3,726	14,841	12,033
Corporate expense	10,902	2,499	38,297	126,356
Pre-opening expense	2,368	1,842	3,732	19,025
Development expense	5,575	7,572	22,238	14,901
Depreciation and amortization	26,512	17,703	95,296	69,432
(Gain)/loss on disposal of assets	(86)	1,237	1,441	(385,927)

	359,187	258,081	1,251,461	578,588

Operating income	141,488	89,496	489,451	618,468

Interest expense, net of amounts capitalized	(20,643)	(38,316)	(96,292)	(138,077)
Interest income	9,947	4,462	33,111	7,740
Other expense	(188)	(122)	(1,334)	(131)
Loss on early retirement of debt	—	—	(137,000)	(6,553)

Income before income taxes	130,604	55,520	287,936	481,447
Benefit (provision) for income taxes	(20,555)	13,736	(4,250)	13,736

Net income	$110,049	$69,256	$283,686	$495,183

Basic earnings per share	$0.31	$0.21	$0.80	$1.52
Diluted earnings per share	$0.31	$0.21	$0.80	$1.52

Dividends declared per share	$—	$0.44	$—	$0.44

Unaudited pro forma data (reflecting change in tax status)(1)
Income before income taxes	n/a	$55,520	n/a	$481,447
Pro forma provision for income taxes	n/a	(901)	n/a	(141,737)

Pro forma net income	n/a	$54,619	n/a	$339,710

Unaudited pro forma per share data (reflecting change in tax status)(1)
Basic pro forma earnings per share	n/a	$0.17	n/a	$1.04
Diluted pro forma earnings per share	n/a	$0.16	n/a	$1.04

Weighted average shares outstanding
Basic	354,162,570	330,950,389	354,161,165	326,486,740
Diluted	354,460,513	331,844,228	354,526,604	326,848,911

1.	The Company converted from a flow through tax entity (Subchapter S Corporation) to a taxable entity (C Corporation) during mid December 2004.

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data-Adjusted Net Income and EPS
(In thousands,except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income (pro forma net income for 2004) (1)	$110,049	$54,619	$283,686	$339,710
(Gain)/loss on disposal of assets, net (2)	(53)	830	1,055	(250,827)
Pre-opening expense, net (2)	2,308	1,842	3,495	18,677
Development expense, net (2)	4,486	6,290	20,310	13,619
Mall II sale incentives, net (2)	—	—	—	41,521
Stock option compensation, net (2)	—	—	—	43,513
Litigation settlement expense, net (2)	1,260	—	12,941	—
Loss on early retirement of debt, net (2)	—	—	90,508	4,259

Adjusted net income (3)	$118,050	$63,581	$411,995	$210,472

Per diluted share of common stock:
Net income (pro forma net income for 2004) (1)	$0.31	$0.16	$0.80	$1.04
(Gain)/loss on disposal of assets, net (2)	(0.00)	0.00	0.00	(0.77)
Pre-opening expense, net (2)	0.01	0.01	0.01	0.06
Development expense, net (2)	0.01	0.02	0.06	0.04
Mall II sale incentives, net (2)	—	—	—	0.13
Stock option compensation, net (2)	—	—	—	0.13
Litigation settlement expense, net (2)	0.00	—	0.04	—
Loss on early retirement of debt, net (2)	—	—	0.25	0.01

Adjusted EPS (3)	$0.33	$0.19	$1.16	$0.64

Weighted average diluted shares outstanding	354,460,513	331,844,228	354,526,604	326,848,911

(1)	See Condensed Consolidated Statements of Operations

(2)	Calculated net of estimated pro forma tax effect.

(3)	Adjusted net income and Adjusted EPS are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. Management also believes that these measures are considered by many to be more useful measures on which to base expectations of future results than net income and EPS computed in accordance with generally accepted accounting principles (“GAAP”).
Las Vegas Sands Corp. and Subsidiaries
Supplemental Data — Net Revenues by Resort
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Venetian Casino Resort	$211,659	$164,861	$784,517	$726,178
Sands Macao	271,934	171,473	896,599	397,210
Sands Expo and Convention Center	17,082	11,243	59,796	57,691
Grand Canal Shops	—	—	—	15,977

	$500,675	$347,577	$1,740,912	$1,197,056

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)
The following are reconciliations of Operating Income (Loss) to EBITDA and Adjusted Property EBITDAR

	Three Months Ended December 31, 2005

		Depreciation	(Gain)/Loss on						Adjusted
	Operating	and	Disposal	Adjusted	Pre-Opening	Development	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	EBITDA	Expense	Expense	Expense	Expense	EBITDAR
Venetian Resort	$61,911	$18,701	$(42)	$80,570	$171	$—	$—	$3,365	$84,106
Sands Macao	93,326	7,115	7	100,448	2,197	—	—	187	102,832
Sands Expo Center	2,728	696	(51)	3,373	—	—	—	203	3,576
Other development	(5,575)	—	—	(5,575)	—	5,575	—	—	—
Corporate	(10,902)	—	—	(10,902)	—	—	10,902	—	—

	$141,488	$26,512	$(86)	$167,914	$2,368	$5,575	$10,902	$3,755	$190,514

	Three Months Ended December 31, 2004

		Depreciation	(Gain)/Loss on						Adjusted
	Operating	and	Disposal	Adjusted	Pre-Opening	Development	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	EBITDA	Expense	Expense	Expense	Expense	EBITDAR
Venetian Resort & Grand Canal Shops	$38,310	$11,354	$1,124	$50,788	$—	$—	$—	$3,336	$54,124
Sands Macao	59,555	5,704	73	65,332	1,842	—	(13)	187	67,348
Sands Expo Center	1,715	645	40	2,400	—	—	—	203	2,603
Other development	(7,572)	—	—	(7,572)	—	7,572	—	—	—
Corporate	(2,512)	—	—	(2,512)	—	—	2,512	—	—

	$89,496	$17,703	$1,237	$108,436	$1,842	$7,572	$2,499	$3,726	$124,075

	Twelve Months Ended December 31, 2005

		Depreciation	(Gain)/Loss on						Adjusted
	Operating	and	Disposal	Adjusted	Pre-Opening	Development	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	EBITDA	Expense	Expense	Expense	Expense	EBITDAR
Venetian Resort	$224,748	$66,991	$(46)	$291,693	$675	$—	$—	$13,280	$305,648
Sands Macao	310,765	25,570	337	336,672	3,057	1,269	—	749	341,747
Sands Expo Center	14,367	2,735	(13)	17,089	—	—	—	812	17,901
Other Development	(22,132)	—	1,163	(20,969)	—	20,969	—	—	—
Corporate	(38,297)	—	—	(38,297)	—	—	38,297	—	—

	$489,451	$95,296	$1,441	$586,188	$3,732	$22,238	$38,297	$14,841	$665,296

	Twelve Months Ended December 31, 2004

		Depreciation	(Gain)/Loss on						Adjusted
	Operating	and	Disposal	Adjusted	Pre-Opening	Development	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	EBITDA	Expense	Expense	Expense	Expense	EBITDAR
Venetian Resort & Grand Canal Shops	$619,916	$53,843	$(386,040)	$287,719	$995	$—	$—	$10,755	$299,469
Sands Macao	128,224	12,738	73	141,035	18,030	—		464	159,529
Sands Expo Center	11,585	2,851	40	14,476	—	—	—	814	15,290
Other Development	(14,901)	—	—	(14,901)	—	14,901	—	—	—
Corporate	(126,356)	—	—	(126,356)	—	—	126,356	—	—

	$618,468	$69,432	$(385,927)	$301,973	$19,025	$14,901	$126,356	$12,033	$474,288

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)
The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$110,049	$69,256	$283,686	$495,183
Add (deduct):
(Benefit) provision for income taxes	20,555	(13,736)	4,250	(13,736)
Other expense	188	122	1,334	131
Interest income	(9,947)	(4,462)	(33,111)	(7,740)
Interest expense, net of amounts capitalized	20,643	38,316	96,292	138,077
Loss on early retirement of debt	—	—	137,000	6,553
(Gain)/loss on disposal of assets	(86)	1,237	1,441	(385,927)
Depreciation and amortization	26,512	17,703	95,296	69,432

Adjusted EBITDA	167,914	108,436	586,188	301,973

Add:
Rental expense	3,755	3,726	14,841	12,033
Pre-opening expense	2,368	1,842	3,732	19,025
Development expense	5,575	7,572	22,238	14,901
Corporate expense	10,902	2,499	38,297	126,356

Adjusted Property EBITDAR	$190,514	$124,075	$665,296	$474,288

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Total Adjusted Property EBITDAR (1)	$190,514	$124,075	$665,296	$474,288

Room Statistics for the Venetian:
Occupancy%	96.5%	93.2%	97.3%	97.0%
Average daily room rate (ADR) (2)	$222	$222	$225	$220
Revenue per available room (REVPAR) (3)	$214	$207	$218	$213

Other Information:
Venetian:
Table games win per unit per day (4)	$6,652	$3,556	$5,556	$4,305
Slot machine win per unit per day (5)	$202	$193	$188	$191
Average number of table games	138	134	137	135
Average number of slot machines	1,806	2,000	1,948	2,001

Sands Macao:
Table games win per unit per day (4)	$7,866	$5,657	$6,835	$5,445
Slot machine win per unit per day (5)	$258	$187	$210	$193
Average number of table games	390	300	361	292
Average number of slot machines	778	666	792	567

(1)	Adjusted property EBITDAR consists of operating income before depreciation and amortization, rental expense, pre-opening expense, development expense, the gain/loss on disposal of assets and corporate expense. Adjusted property EBITDAR and adjusted property EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes adjusted property EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to adjusted property EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands Corp. is also presenting adjusted property EBITDAR because it is used by some investors as a way to measure a company's ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands Corp. have historically excluded pre-opening expense, development expense, and corporate expense, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating adjusted property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in adjusted property EBITDAR and (2) how adjusted property EBITDAR compares to levels of debt and interest expense. However, adjusted property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands Corp. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in adjusted property EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, adjusted property EBITDAR as presented by Las Vegas Sands Corp. may not be comparable to similarly titled measures presented by other companies. Adjusted property EBITDAR consists of adjusted EBITDAR for a particular property, such as The Venetian in Las Vegas and the Sands Macao in Macao.

(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(4)	Table games win per unit per day is shown before discounts and commissions.

(5)	Slot machine win per unit per day includes slot points.